Exhibit 4.1

Execution Copy

CERTIFICATE OF DESIGNATION,

PREFERENCES AND RIGHTS

of

SERIES A-1 CONVERTIBLE PREFERRED STOCK

of

THE SCO GROUP, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

The SCO Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law, and in accordance with the provisions of its Certificate of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

I.  DESIGNATION AND AMOUNT

The designation of this series, which consists of 80,000 shares of Preferred Stock, is the Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the face amount shall be One Thousand Dollars ($1,000.00) per share (the “Face Amount”).

II.  CERTAIN DEFINITIONS

For purposes of this Certificate of Designation, in addition to the other terms defined herein, the following terms shall have the following meanings:

A.            “business day” means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

B.            “Change of Control Event” shall occur if the Corporation shall:

(i)            sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

(ii)           merge or consolidate with or into, or engage in any other business combination with, any other person or entity, in any case, which results in either (A) the holders of the voting securities of the Corporation immediately prior to such transaction holding or having the right to direct the voting of fifty percent (50%) or less of the total outstanding voting securities of the Corporation or such other surviving or acquiring person or entity immediately following such transaction or (B) the members of the board of directors or other governing body of the Corporation comprising fifty percent (50%) or less of the members of the board of directors or other governing body of the Corporation or such other surviving or acquiring person or entity immediately following such transaction; or

(iii)          have fifty percent (50%) or more of the voting power of its capital stock owned beneficially by one person, entity or “group” (as such term is used under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

C.            “Closing Sales Price” means, for any security as of any date, the last sales price of such security on the principal trading market where such security is listed or traded as reported by Bloomberg Financial Markets (or a comparable reporting service of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders if Bloomberg Financial Markets is not then reporting closing sales prices of such security) (collectively, “Bloomberg”), or if the foregoing does not apply, the last reported sales price of such security on a national exchange or in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no such price is reported for such security by Bloomberg, the average of the bid prices of all market makers for such security as reported in the “pink sheets” by the National Quotation Bureau, Inc., in each case for such date or, if such date was not a trading day for such security, on the next preceding date that was a trading day.  If the Closing Sales Price cannot be calculated for such security as of either of such dates on any of the foregoing bases, the Closing Sales Price of such security on such date shall be the fair market value as reasonably determined by an investment banking firm selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

D.            “Common Stock” means the Corporation’s common stock, par value $0.001 per share.

E.             “Conversion Date” means, for any Optional Conversion (as defined in Article IV.A below), the date specified in the notice of conversion in the form attached hereto (the “Notice of Conversion”), so long as a copy of the Notice of Conversion is faxed (or delivered by other means resulting in notice) to the Corporation before 11:59 p.m., New York City time, on the Conversion Date indicated in the Notice of Conversion; provided, however, that if the Notice of Conversion is not so faxed or otherwise delivered before such time, then the Conversion Date shall be the date the holder faxes or otherwise delivers the Notice of Conversion to the Corporation.

F.             “Conversion Price” means the average Closing Sales Price of the Corporation’s Common Stock for the ten trading days immediately preceding, as applicable, (i) the date of any

Notice of Conversion delivered hereunder, (ii) the date of any Mandatory Conversion Notice delivered hereunder, or (iii) any other date fixed as the date for determining the Conversion Price hereunder; provided, however, that in no event shall the Conversion Price be less than the Floor Price.  The Conversion Price shall be subject to adjustment as described in Article X.

G.            “Default Cure Date” means, as applicable, (i) with respect to a Conversion Default described in clause (i) of Article VI.A, the date the Corporation effects the conversion of the full number of shares of Series A-1 Preferred Stock, (ii) with respect to a Conversion Default described in clause (ii) of Article VI.A, the date the Corporation issues shares of Common Stock subject to an effective registration statement in satisfaction of all conversions of Series A-1 Preferred Stock in accordance with Article IV, or (iii) with respect to either type of a Conversion Default, the date on which the Corporation redeems shares of Series A-1 Preferred Stock held by such holder pursuant to Article VI.A.

H.            “Dividend” means initially an amount equal to (Rate)x(N/365)x(Face Amount), where the “Rate” shall initially be equal to .08 (subject to adjustment as provided below) and “N” means the number of days from the Dividend Commencement Date (as defined in Article III.A below) or the date that the last payment of the Dividend was made in full, as applicable.  On October 16, 2005, the Rate shall increase by .02, and the Rate shall thereafter continue to increase by .02 on October 16 of each successive calendar year until the Series A-1 Preferred Stock is converted or redeemed in full; provided, however, that the Rate shall not exceed ..12.

I.              “Excluded Issuance” means (i) the issuance of Common Stock upon the exercise or conversion of any Convertible Securities or Purchase Rights outstanding on the Series A Issuance Date and disclosed in Section 3(c) of the Disclosure Schedule to the Securities Purchase Agreement in accordance with the terms of such Convertible Securities and Purchase Rights as of such date; (ii) the grant of options to purchase Common Stock, with exercise prices not less than the market price of the Common Stock on the date of grant, which are issued to employees, officers, directors or consultants of the Corporation for the primary purpose of soliciting or retaining their employment or service pursuant to an equity compensation plan approved by the Corporation’s Board of Directors, and the issuance of Common Stock upon the exercise thereof; (iii) the conversion of the Series A-1 Preferred Stock, (iv) the issuance of securities in connection with a bona fide public offering at an offering price per share (prior to underwriter’s commissions and discounts) of not less than the Conversion Price (calculated as though the date the offering price per share of such public offering is established is the same date as a Notice of Conversion would be submitted) that is underwritten by a nationally recognized underwriting firm, or (v) the issuance of securities in connection with an acquisition or a strategic financing with a software company, the primary purpose of which, in the reasonable judgment of the Board of Directors, is not to raise additional capital.

J.             “Floor Price” means $13.50 and shall be subject to adjustment from time to time as described in Article X or otherwise in this Certificate of Designation.

K.            “Majority Holders” means the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock.

L.             “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Series A Issuance Date and as amended pursuant to the Exchange Agreement (as defined below), by and among the Corporation and the initial holders of Series A-1 Preferred Stock.

M.           “Series A Issuance Date” means October 16, 2003, the date of the closing under the Securities Purchase Agreement by and among the Corporation and the purchasers named therein (the “Securities Purchase Agreement”), pursuant to which the Corporation issued, and such purchasers purchased, shares of Series A Convertible Preferred Stock upon the terms and conditions stated therein, which shares were subsequently exchanged by the purchasers for shares of Series A-1 Preferred Stock.

N.            “Series A-1 Issuance Date” means February 4, 2004, the date of the closing under the Exchange Agreement dated February 4, 2004 among the Corporation and the purchasers named therein (the “Exchange Agreement”), pursuant to which the Corporation issued to such purchasers shares of Series A-1 Preferred Stock in exchange for shares of Series A Convertible Preferred Stock.

O.            “trading day” means any day on which the principal United States securities exchange or trading market where the Common Stock is then listed or traded, is open for trading.

III.  DIVIDENDS

A.            Dividends on the Series A-1 Preferred Stock shall accrue and shall be cumulative from the date of the first anniversary of the Series A Issuance Date (the “Dividend Commencement Date”).  For each outstanding share of Series A-1 Preferred Stock, Dividends shall be payable cumulatively, at the applicable Rate, (a) upon any conversion (regardless of whether it is an Optional Conversion or a Mandatory Conversion) for each share of Series A-1 Preferred Stock, and (b) within thirty (30) days following January 31, April 30, July 31 and October 31 of each year (each, a “Dividend Payment Date”), commencing on January 31, 2005 and continuing until such share is fully converted or fully redeemed, except that if any Dividend Payment Date is not a business day, then such Dividend Payment Date shall be the immediately preceding business day.  Payment of the Dividend shall be made at the Corporation’s election (subject to the limitations set forth in Article XIV below) (i) in cash, or (ii) if all of the Required Stock Dividend Conditions (as defined below) are satisfied, in such number of shares of Series A-1 Preferred Stock determined by dividing the amount of the Dividend by the Face Amount.

B.            The “Required Stock Dividend Conditions” shall consist of the following:

(i)            a registration statement covering the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock to be issued as a Dividend shall have been filed by the Corporation and declared effective by the United States Securities and Exchange Commission, and such registration statement continues to be effective up through and including the date of each such Dividend;

(ii)           all shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock to be issued as a Dividend are then (a) authorized and reserved for issuance, (b)

registered under the Securities Act of 1933, as amended (the “Securities Act”), for resale by the holders and (c) listed or traded on the New York Stock Exchange (“NYSE”), the American Stock Exchange (“AMEX”), the Nasdaq National Market (“NNM”), or the Nasdaq SmallCap Market (“SmallCap”) (or the successor to any of them);

(iii)          no Redemption Event (as defined in Article VII.A below) shall have occurred without having been cured; and

(iv)          all amounts, if any, then accrued or payable under this Certificate of Designation or the Registration Rights Agreement shall have been paid.

IV.  CONVERSION

A.            Conversion at the Option of the Holder.  Subject to the limitations on conversions contained in Article XIV, each holder of shares of Series A-1 Preferred Stock may, at any time and from time to time, convert (an “Optional Conversion”) each of its shares of Series A-1 Preferred Stock into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the following formula:

Face Amount

Conversion Price

; provided, however, that any Optional Conversion must involve the issuance of at least 100,000 shares of Common Stock.

B.            Mechanics of Conversion.  In order to effect an Optional Conversion, a holder shall: (i) fax (or otherwise deliver) a copy of the fully executed Notice of Conversion to the Corporation (Attention: Secretary) and (ii) surrender or cause to be surrendered the original certificates representing the Series A-1 Preferred Stock being converted (the “Preferred Stock Certificates”), duly endorsed, along with a copy of the Notice of Conversion as soon as practicable thereafter to the Corporation.  Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion from a holder, the Corporation shall promptly send, via facsimile, a confirmation to such holder stating that the Notice of Conversion has been received, the date upon which the Corporation expects to deliver the Common Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion.  The Corporation shall not be obligated to issue shares of Common Stock upon a conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

(i)            Delivery of Common Stock upon Conversion.  Upon the surrender of Preferred Stock Certificates accompanied by a Notice of Conversion, the Corporation (itself, or through its transfer agent) shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to Article XV.B) (the “Delivery Period”), issue and deliver (i.e., deposit with a nationally recognized overnight courier service postage prepaid) to the holder or its nominee (x) that number of shares of Common Stock issuable upon conversion of such shares of Series A-1 Preferred Stock being converted and (y) a certificate representing the number of shares of Series A-1 Preferred Stock not being converted, if any. Notwithstanding the foregoing, if the Corporation’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefor do not bear a legend (pursuant to the terms of the Securities Purchase Agreement or the Exchange Agreement) and the holder thereof is not then required to return such certificate for the placement of a legend thereon (pursuant to the terms of the Securities Purchase Agreement or the Exchange Agreement), the Corporation shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”).  If the aforementioned conditions to a DTC Transfer are not satisfied, the Corporation shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion.  Further, a holder may instruct the Corporation to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(ii)           Taxes.  The Corporation shall pay any and all taxes that may be imposed upon it with respect to the issuance and delivery of the shares of Common Stock upon the conversion of the Series A-1 Preferred Stock.

(iii)          No Fractional Shares.  If any conversion of Series A-1 Preferred Stock would result in the issuance of a fractional share of Common Stock (aggregating all shares of Series A-1 Preferred Stock being converted pursuant to a given Notice of Conversion), such fractional share shall be payable in cash based upon the ten day average Closing Sales Price of the Common Stock at such time, and the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall be the next lower whole number of shares.  If the Corporation elects not to, or is unable to, make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(iv)          Conversion Disputes.  In the case of any dispute with respect to a conversion, the Corporation shall promptly issue such number of shares of Common Stock in accordance with subparagraph (i) above as are not disputed.  If such dispute involves the calculation of the Conversion Price, and such dispute is not promptly resolved by discussion between the relevant holder and the Corporation, the Corporation shall submit the disputed calculations to an independent outside accountant via facsimile within three business days of receipt of the Notice of Conversion. The accountant, at the Corporation’s sole expense, shall promptly audit the calculations and notify the Corporation and the holder of the results no later than three business days from the date it receives the disputed calculations.  The accountant’s calculation shall be deemed conclusive, absent manifest error.  The Corporation shall then issue the appropriate number of shares of Common Stock in accordance with subparagraph (i) above.

(v)           Payment of Accrued Amounts.  Upon conversion of any shares of Series A-1 Preferred Stock, all amounts then accrued or payable on such shares under this Certificate of Designation (including, without limitation, all Dividends) or the Registration Rights Agreement through and including the Conversion Date shall be paid by the Corporation in cash or, in the case of any Dividend, in the manner described in Article III.

C.            Mandatory Conversion.

(i)            Subject to the limitations on conversion contained in Article XIV, if all of the Required Conditions (as defined herein) are satisfied, then, at the option of the Corporation exercisable at any time the Required Conditions are satisfied, by the delivery of written notice (the “Mandatory Conversion Notice”) to the holders of the Series A-1 Preferred Stock, delivered at least thirty (30) days prior to the Conversion Date stated in such Mandatory Conversion Notice, the holders of the Series A-1 Preferred Stock shall convert all (but not less than all) shares of Series A-1 Preferred Stock held by them into a number of fully paid and nonassessable shares of Common Stock determined in accordance with the formula set forth in Paragraph A of this Article IV (a “Mandatory Conversion”).  Thereafter, the Corporation and the holders shall follow the applicable conversion procedures set forth in Article IV.B (including the requirement that the Holder deliver the Preferred Stock Certificates representing the Series A-1 Preferred Stock being converted to the Corporation); provided, however, the holders of Series A-1 Preferred Stock subject to Mandatory Conversion shall not be required to deliver a Notice of Conversion to the Corporation.  The Corporation shall be entitled to deliver no more than two Mandatory Conversion Notices to the holders of the Series A-1 Preferred Stock pursuant to this Article IV.C(i); provided, however, that the second Mandatory Conversion Notice may only be delivered in the event that not all the shares of Series A-1 Preferred Stock are converted in the Mandatory Conversion related to the first Mandatory Conversion Notice delivered by the Corporation due to the limitations set forth in Article XIV.B.  Nothing set forth in this Article IV.C shall prevent any holder of Series A-1 Preferred Stock from exercising its right to Optional Conversion within the thirty day period following the receipt of a Mandatory Conversion Notice.

(ii)           The “Required Conditions” shall consist of the following:

(a)           the Closing Sales Price of the Common Stock is greater than $24.50 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock) for at least twenty (20) consecutive trading days;

(b)           the registration statement required to be filed by the Corporation pursuant to Section 2(a) of the Registration Rights Agreement shall have been declared effective by the Securities and Exchange Commission and such registration statement continues to be effective up through and including the Conversion Date stated in the Mandatory Conversion Notice;

(c)           all shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock are then (a) authorized and reserved for issuance, (b) registered under the Securities Act for resale by the holders and (c) eligible to be listed or traded on any of the NYSE, AMEX, the NNM, or the SmallCap (or the successor to any of them);

(d)           no Redemption Event (as defined in Article VII below) shall have occurred without having been cured; and

(e)           all amounts, if any, then accrued or payable under this Certificate of Designation (including, without limitation, all accrued but unpaid Dividends) or the Registration Rights Agreement shall have been paid.

D.            Optional Redemption by the Corporation.

(i)            The Corporation shall have the following rights to redeem shares of the Series A-1 Preferred Stock:

(a)           In the event of a Mandatory Conversion, the Corporation shall have the right to redeem any shares of Series A-1 Preferred Stock not converted in connection with such Mandatory Conversion due to the limitations on conversion contained in Article XIV, at a price per share of Series A-1 Preferred Stock equal to the greater of (x) the Face Amount plus all accrued but unpaid Dividends, or (y)(i) the Face Amount divided by the Conversion Price (calculated as of the date of the Mandatory Conversion Notice), multiplied by (ii) the Closing Sales Price of the Common Stock on the date of the Mandatory Conversion Notice.

(b)           If the Closing Sales Price of the Common Stock is less than $10.50 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock) for at least twenty (20) consecutive trading days, the Corporation shall have the right to redeem any shares of Series A-1 Preferred Stock then outstanding at price per share of Series A-1 Preferred Stock equal to the Face Amount plus all accrued and unpaid Dividends thereon through the closing date of such redemption.

(c)           At any time after the third anniversary of the Series A Issuance Date, the Corporation may redeem any shares of Series A-1 Preferred Stock then outstanding at a price per share of Series A-1 Preferred Stock equal to the Liquidation Preference (as defined in Article IX, below).

(ii)           Any redemption made by the Corporation pursuant to this Article IV.D (the “Company Redemption”) shall be made by providing thirty (30) days’ advance written notice (the “Company Redemption Notice”) to the holders of shares of Series A-1 Preferred Stock.  The Corporation may redeem all, but not less than all, of the outstanding shares of Series A-1 Preferred Stock pursuant to this Article IV.D.

(iii)          The Corporation may not deliver to a holder a Company Redemption Notice unless on or prior to the date of delivery of such Company Redemption Notice, the Corporation shall have segregated on the books and records of the Corporation an amount of cash sufficient to pay all amounts to which the holders of shares of Series A-1 Preferred Stock are entitled upon such redemption pursuant to Article IV.D(i).  Any Company Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by a duly authorized officer of the Corporation.

(iv)          The price per share of Series A-1 Preferred Stock required to be paid by the Corporation pursuant to Article IV.D(i) (the “Company Redemption Amount”) shall be paid in cash to the holders whose Series A-1 Preferred Stock is being redeemed within five (5) business days of the effective date of the Company Redemption (the “Company Redemption Date”); provided, however, that the Corporation shall not be obligated to deliver any portion of the Company Redemption Amount until either the Preferred Stock Certificates being redeemed are delivered to the office of the Corporation or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and delivers the appropriate documentation in accordance with Article XV.B hereof.  Notwithstanding anything herein to the contrary, in the event that the Preferred Stock Certificates representing the shares of Series A-1 Preferred Stock being redeemed are not delivered to the Corporation or the transfer agent or the holder fails to notify the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and fails to deliver the appropriate documentation in accordance with Article XV.B hereof prior to the fifth business day following the Company Redemption Date, then the redemption of the Series A-1 Preferred Stock pursuant to this Article IV.D shall still be deemed effective as of the Company Redemption Date, but the Company Redemption Amount shall be paid in cash to the holder whose shares of Series A-1 Preferred Stock are being redeemed only within five (5) business days of the date the Preferred Stock Certificates representing such shares are actually delivered to the Corporation or the transfer agent or the holder notifies the Corporation that such Preferred Stock Certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article XV.B hereof.

(v)           Notwithstanding the delivery of a Company Redemption Notice, a holder may convert some or all of its shares of Series A-1 Preferred Stock subject to such Company Redemption Notice by the delivery prior to the Company Redemption Date of a Notice of Conversion to the Corporation and otherwise complying with all requirements set forth in Article IV.B.  In the event a holder would be precluded from converting any shares of Series A-1 Preferred Stock subject to a Company Redemption Notice due to the limitations on conversion contained in Article XIV, the Company Redemption Date, for such holder only, shall automatically be extended by that number of days by which such holder is so precluded; provided, however, that in no event shall the Company Redemption Date be extended by more than sixty (60) days.

V.  RESERVATION OF SHARES OF COMMON STOCK

A.            Reserved Amount.  On or prior to the Series A-1 Issuance Date, the Corporation shall reserve 4,500,000 shares of its authorized but unissued shares of Common Stock for issuance upon conversion of the Series A-1 Preferred Stock (including any Dividend payable thereon), and, thereafter, the number of authorized but unissued shares of Common Stock so reserved (the “Reserved Amount”) shall at all times be sufficient to provide for the full conversion of all of the Series A-1 Preferred Stock (including any Dividend payable thereon) outstanding at the then current Conversion Price thereof (without giving effect to the limitations contained in Article XIV). The Reserved Amount shall be allocated among the holders of Series A-1 Preferred Stock as provided in Article XV.C.

B.            Increases to Reserved Amount.  If the Reserved Amount for any five consecutive trading days (the last of such five trading days being the “Authorization Trigger Date”) shall be less than one hundred percent (100%) of the number of shares of Common Stock issuable upon full conversion of the then outstanding shares of Series A-1 Preferred Stock (without giving effect to the limitations contained in Article XIV), the Corporation shall immediately notify the holders of Series A-1 Preferred Stock of such occurrence and shall take immediate action (including, if necessary, seeking stockholder approval to authorize the issuance of additional shares of Common Stock) to increase the Reserved Amount to one hundred percent (100%) of the number of shares of Common Stock then issuable upon full conversion (including any Dividend payable thereon) of all of the outstanding Series A-1 Preferred Stock at the then current Conversion Price (without giving effect to the limitations contained in Article XIV).  In the event the Corporation fails to so increase the Reserved Amount within one hundred twenty (120) days after an Authorization Trigger Date, each holder of Series A-1 Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the Redemption Amount (as defined in Article VII.B), a number of the holder’s shares of Series A-1 Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder’s Reserved Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion (including any Dividend payable thereon) of such holder’s shares of Series A-1 Preferred Stock.  If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C.

VI.  FAILURE TO SATISFY CONVERSIONS

A.            Conversion Defaults.  If, at any time after the sooner of (x) the thirtieth (30th) day following the Registration Deadline (as such term is defined in the Registration Rights Agreement) or (y) the date upon which a registration statement covering the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall have been declared effective by the United States Securities and Exchange Commission, (i) a holder of shares of Series A-1 Preferred Stock submits a Notice of Conversion and the Corporation fails for any reason (other than because such issuance would exceed such holder’s allocated portion of the Cap Amount (as defined below) or Reserved Amount, for which failures the holders shall have the remedies set forth in Articles IV and XIV (with respect to the Cap Amount) and Article V (with respect to the Reserved Amount)) to deliver, on or prior to the fifth business day following the expiration of the Delivery Period for such conversion, such number of shares of Common Stock, which shares shall be subject to an effective registration statement, to which such holder is entitled upon such conversion, or (ii) the Corporation provides written notice to any holder of Series A-1 Preferred Stock (or makes a public announcement via press release) at any time of its intention not to issue shares of Common Stock, which shares shall be subject to an effective registration statement, upon exercise by any holder of its conversion rights in accordance with the terms of this Certificate of Designation (other than because such issuance would exceed such holder’s allocated portion of the Cap Amount or Reserved Amount) (each of (i) and (ii) being a “Conversion Default”), then the holder may elect, at any time and from time to time prior to the Default Cure Date for such Conversion Default, by delivery of a Redemption Notice to the Corporation, to have all or any portion of such holder’s outstanding shares of Series A-1 Preferred Stock redeemed by the Corporation for cash, at an amount per share equal to the Redemption Amount (as defined in Article VII.B).  If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C.

B.            Buy-In Cure.  Unless the Corporation has notified the applicable holder in writing prior to the delivery by such holder of a Notice of Conversion that the Corporation is unable to honor conversions, if (i) (a) subject to Article VI.A, the Corporation fails to promptly deliver during the Delivery Period shares of Common Stock to a holder upon a conversion of shares of Series A-1 Preferred Stock or (b) there shall occur a Legend Removal Failure (as defined in Article VII.A(i) below) and (ii) thereafter, such holder purchases (in an open market transaction or otherwise) shares of Common Stock to make delivery in satisfaction of a sale by such holder of the unlegended shares of Common Stock (the “Sold Shares”) which such holder anticipated receiving upon such conversion (a “Buy-In”), the Corporation shall pay such holder, in addition to any other remedies available to the holder, the amount by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the unlegended shares of Common Stock so purchased exceeds (y) the net proceeds received by such holder from the sale of the Sold Shares.  For example, if a holder purchases unlegended shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for $10,000, the Corporation will be required to pay the holder $1,000.  A holder shall provide the Corporation written notification and supporting documentation indicating any amounts payable to such holder pursuant to this Article VI.B.

VII.  REDEMPTION DUE TO CERTAIN EVENTS

A.            Redemption by Holder.  In the event (each of the events described in clauses (i)-(vi) below after expiration of the applicable cure period (if any) being a “Redemption Event”):

(i)            at any time after the sooner of (x) the thirtieth (30th) day following the Registration Deadline (as such term is defined in the Registration Rights Agreement) or (y) the date upon which a registration statement covering the shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock shall have been declared effective by the United States Securities and Exchange Commission, the Corporation fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the holders of Series A-1 Preferred Stock upon conversion of the Series A-1 Preferred Stock as and when required by this Certificate of Designation, the Securities Purchase Agreement, the Exchange Agreement or the Registration Rights Agreement (a “Legend Removal Failure”), and any such failure continues uncured for five business days after the Corporation has been notified thereof in writing by the holder;

(ii)           the Corporation provides written notice (or otherwise indicates) to any holder of Series A-1 Preferred Stock, or states by way of public announcement distributed via a press release, at any time, of its intention not to issue, or otherwise refuses to issue, shares of Common Stock to any holder of Series A-1 Preferred Stock upon conversion in accordance with the terms of this Certificate of Designation;

(iii)          the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed;

(iv)          bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 75 days of their initiation;

(v)           a Change of Control Event;

(vi)          the Corporation shall either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $1,000,000 due to any third party, other than payments contested by the Corporation in good faith, or otherwise be in breach or violation of any agreement for monies owed or owing in an amount in excess of $1,000,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation;

(vii)         except with respect to matters covered by subparagraphs (i) – (v) above and any Conversion Default under Article VI, as to which such applicable subparagraphs or Article shall apply, the Corporation otherwise shall breach any material term hereunder or under the Securities Purchase Agreement or the Exchange Agreement, excluding the representations and warranties of the Corporation contained in the Securities Purchase Agreement, and if such breach is curable, shall fail to cure such breach within ten business days after the Corporation has been notified thereof in writing by the holder;

then, upon the occurrence of any such Redemption Event, each holder of shares of Series A-1 Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time by delivery of a written notice to such effect (a “Redemption Notice”) to the Corporation while such Redemption Event continues, to require the Corporation to purchase for cash any or all of the then outstanding shares of Series A-1 Preferred Stock held by such holder for an amount per share equal to the Redemption Amount (as defined in Paragraph B below) in effect at the time of the redemption hereunder.  For the avoidance of doubt, the occurrence of any event described in clauses (ii), (iii), (iv), (v) and (vi) above shall immediately constitute a Redemption Event and there shall be no cure period.  Upon the Corporation’s receipt of any Redemption Notice hereunder (other than during the five trading day period following the Corporation’s delivery of a Redemption Announcement (as defined below) to all of the holders in response to the Corporation’s initial receipt of a Redemption Notice from a holder of Series A-1 Preferred Stock), the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a “Redemption Announcement”) to all holders of Series A-1 Preferred Stock stating the date upon which the Corporation received such Redemption Notice and the amount of Series A-1 Preferred Stock covered thereby.  The Corporation shall not redeem any shares of Series A-1 Preferred Stock during the five trading day period following the delivery of a required Redemption Announcement hereunder.  At any time and from time to time during such five trading day period, each holder of Series A-1 Preferred Stock may request (either orally or in writing) information from the Corporation with respect to the instant redemption (including, but not limited to, the aggregate number of shares of Series A-1 Preferred Stock covered by Redemption Notices received by the

Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting holder.

B.            Definition of Redemption Amount.  The “Redemption Amount” with respect to a share of Series A-1 Preferred Stock means an amount equal to the greater of:

	(i)	V	x	M
C P

and	(ii)	V	x	R

where:

“V” means the Face Amount thereof plus all accrued Dividends thereon through the date of payment of the Redemption Amount;

“CP” means the Conversion Price in effect as of the date of the Redemption Notice;

“M” means the highest Closing Sales Price of the Corporation’s Common Stock during the period beginning on the date on which the Corporation receives the Redemption Notice and ending on the date immediately preceding the date of payment of the Redemption Amount; and

“R” means 120%

; provided, however, that in the event of a Redemption Event described in Article VII.A(v) above, the Redemption Amount shall equal the Liquidation Preference (as defined in Article IX.C).

C.            Redemption Defaults.  If the Corporation fails to pay any holder the Redemption Amount with respect to any share of Series A-1 Preferred Stock within five business days after its receipt of a Redemption Notice, then the holder of Series A-1 Preferred Stock entitled to redemption shall be entitled to interest on the Redemption Amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Redemption Notice until the date of payment of the Redemption Amount hereunder.  In the event the Corporation is not able to redeem all of the shares of Series A-1 Preferred Stock subject to Redemption Notices delivered prior to the date upon which such redemption is to be effected, the Corporation shall redeem shares of Series A-1 Preferred Stock from each holder pro rata, based on the total number of shares of Series A-1 Preferred Stock outstanding at the time of redemption included by such holder in all Redemption Notices delivered prior to the date upon which such redemption is to be effected relative to the total number of shares of Series A-1 Preferred Stock outstanding at the time of redemption included in all of the Redemption Notices delivered prior to the date upon which such redemption is to be effected.

VIII.  RANK

All shares of the Series A-1 Preferred Stock shall rank (i) prior to the Corporation’s Common Stock and any class or series of capital stock of the Corporation hereafter created (unless, with the consent of the Majority Holders obtained in accordance with Article XII hereof, such class or series of capital stock specifically, by its terms, ranks senior to or pari passu with the Series A-1 Preferred Stock) (collectively with the Common Stock, “Junior Securities”); (ii) pari passu with any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, on parity with the Series A-1 Preferred Stock (the “Pari Passu Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created (with the written consent of the Majority Holders obtained in accordance with Article XII hereof) specifically ranking, by its terms, senior to the Series A-1 Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

IX.  LIQUIDATION PREFERENCE

A.            If the Corporation shall commence a voluntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law, or consent to the entry of an order for relief in an involuntary case under any law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or if a decree or order for relief in respect of the Corporation shall be entered by a court having jurisdiction in the premises in an involuntary case under the U.S. Federal bankruptcy laws or any other applicable bankruptcy, insolvency or similar law resulting in the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Corporation or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order shall be unstayed and in effect for a period of 90 consecutive days and, on account of any such event, the Corporation shall liquidate, dissolve or wind up, or if the Corporation shall otherwise liquidate, dissolve or wind up, including, but not limited to, a Change of Control Event (only in the event a holder does not elect its rights with respect to such a Change of Control Event as set forth in Article VII.A) (each a “Liquidation Event”), no distribution shall be made to the holders of any shares of capital stock of the Corporation (other than Senior Securities pursuant to the rights, preferences and privileges thereof, if any) upon liquidation, dissolution or winding up unless prior thereto the holders of shares of Series A-1 Preferred Stock shall have received the Liquidation Preference with respect to each share of Series A-1 Preferred Stock. If, upon the occurrence of a Liquidation Event, the assets and funds available for distribution among the holders of the Series A-1 Preferred Stock and holders of Pari Passu Securities, if any, shall be insufficient to permit the payment to such holders of the preferential amounts payable thereon, then the entire assets and funds of the Corporation legally available for distribution to the Series A-1 Preferred Stock and the Pari Passu Securities, if any, shall be distributed ratably among such shares in proportion to the ratio that the Liquidation Preference payable on each such share bears to the aggregate Liquidation Preference payable on all such shares.

B.            The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation.

C.            The “Liquidation Preference” with respect to a share of Series A-1 Preferred Stock means the greater of (i) an amount equal to (x) the Face Amount, divided by (y) the Conversion Price (calculated as of the date of the Liquidation Event), multiplied by (z) the Closing Sales Price of the Common Stock on the date of the Liquidation Event; or (ii) an amount equal to the Face Amount thereof plus 8% of the Face Amount, less the amount of any Dividends paid to holders of shares of Series A-1 Preferred Stock during the calendar year in which the Liquidation Event occurs, which subtracted amount shall not exceed 8% of the Face Amount.  The Liquidation Preference with respect to any Pari Passu Securities, if any, shall be as set forth in the Certificate of Designation filed in respect thereof.

D.            In the event the Liquidation Event is of the type described in subclause (i) or (ii) of the definition of “Change of Control Event” set forth herein in which the Corporation receives as consideration the securities of the acquiring or surviving entity (such securities, “Acquiror Securities”), then, to the extent commercially practicable, the Corporation may distribute such Acquiror Securities to the holders of the Series A-1 Preferred Stock in connection with the payment of the Liquidation Preference payable as a result of such Liquidation Event, and the distribution of the Acquiror Securities shall be made pro rata to each holder of Series A-1 Preferred Stock in proportion to the aggregate amount of consideration to which such holder is entitled to receive as set forth in this Article IX.  If in such a Liquidation Event the Acquiror Securities to be distributed are not divisible in a commercially practicable manner so as to effect the pro rata distribution contemplated by this Article IX.D, then the Corporation shall use commercially reasonable efforts to liquidate such Acquiror Securities for cash.  The value of any Acquiror Securities distributable in connection with a Liquidation Event shall be the fair market value of such securities as determined in good faith by the Corporation’s Board of Directors.  In the event that the value of the Acquiror Securities (or cash distributed upon the liquidation of such Acquiror Securities) is insufficient to pay the full Liquidation Preference payable to the holders of the Series A-1 Preferred Stock as set forth in this Article IX, than the Corporation shall pay the remaining balance of the Liquidation Preference to such holders in cash.

X.  ADJUSTMENTS TO THE FLOOR PRICE AND THE CONVERSION PRICE

The Floor Price and Conversion Price shall be subject to adjustment from time to time as follows:

A.            Stock Splits, Stock Dividends, Etc.  If, at any time on or after the Series A-1 Issuance Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Floor Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Floor Price shall be proportionately increased.  In such event, the Corporation shall notify the Corporation’s transfer agent of such change on or before the effective date thereof.

B.            Merger, Consolidation, Etc.  If, at any time after the Series A-1 Issuance Date, there shall be (i) any reclassification or change of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange or other transaction pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property (each of (i) - (iv) above being a “Corporate Change”), then the holders of Series A-1 Preferred Stock shall thereafter have the right to receive upon conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable in such Corporate Change with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon conversion had such Corporate Change not taken place (without giving effect to the limitations contained in Article XIV), and in any such case, appropriate provisions (in form and substance reasonably satisfactory to the Majority Holders) shall be made with respect to the rights and interests of the holders of the Series A-1 Preferred Stock to the end that the economic value of the shares of Series A-1 Preferred Stock are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate revision of the Conversion Price so that the Conversion Price immediately after the Corporate Change is calculated as set forth in Article II.F, but based upon the price of the common stock of the surviving entity and the market in which such common stock is traded, and an immediate adjustment to the Floor Price so that the Floor Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity’s common stock that existed between the Floor Price and the Corporation’s Common Stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof.  The Corporation shall not effect any Corporate Change unless (i) each holder of Series A-1 Preferred Stock has received written notice of such transaction at least 30 days prior thereto, but in no event later than 15 days prior to the record date for the determination of stockholders entitled to vote with respect thereto, (ii) if required by Section 4(i) of the Securities Purchase Agreement, the consent of the Purchasers (as such term is defined in the Securities Purchase Agreement) shall have been obtained in accordance with such Section 4(i), and (iii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonable satisfactory to the Majority Holders) the obligations of this Certificate of Designation (including, without limitation, the obligation to make payments of Dividend accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter).  The above provisions shall be in addition to any other rights the holders of Series A-1 Preferred Stock shall have hereunder in the event of a Change of Control Event and shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the shares of Series A-1 Preferred Stock outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

C.            Distributions.  If, at any time after the Series A-1 Issuance Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e., a spin-off)) (a “Distribution”), then the holders of Series A-1 Preferred Stock shall be entitled, upon any conversion of shares of Series A-1 Preferred Stock after the date of record for determining stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made), to receive the amount of such assets that would have been payable to the holder with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XIV) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to such Distribution (or if no such record is taken, the date on which such Distribution is declared or made).

D.            Convertible Securities and Purchase Rights.  If, at any time after the Series A-1 Issuance Date, the Corporation issues any securities or other instruments that are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (“Purchase Rights”) pro rata to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the holders of Series A-1 Preferred Stock shall be entitled, upon any conversion of shares of Series A-1 Preferred Stock after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights that such holder would have received with respect to the shares of Common Stock issuable upon such conversion (without giving effect to the limitations contained in Article XIV) had such holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued).  If the right to exercise or convert any such Convertible Securities or Purchase Rights would expire in accordance with their terms prior to the conversion of the Series A-1 Preferred Stock, then the terms of such Convertible Securities or Purchase Rights shall provide that such exercise or convertibility right shall remain in effect until 30 days after the date the holder of Series A-1 Preferred Stock receives such Convertible Securities or Purchase Rights pursuant to the conversion hereof.

E.             Other Action Affecting Floor Price or Conversion Price.  If, at any time after the Series A-1 Issuance Date, the Corporation takes any action affecting the Common Stock that would be covered by Article X.A through D, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Series A-1 Preferred Stock, then the Floor Price and/or the Conversion Price, as applicable, shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.

F.             Notice of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article X amounting to a more than one percent (1%) change in such Conversion Price, or any change in the number or type of stock, securities and/or other property issuable upon conversion of the Series A-1 Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment or change and prepare and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment or change and showing in detail the facts upon which such adjustment or readjustment or change is based.  The Corporation shall, upon the written request at any time of any holder of Series A-1 Preferred Stock, furnish to such holder a like certificate setting forth (i) such adjustment or readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of a share of Series A-1 Preferred Stock.

XI.  VOTING RIGHTS

The holders of shares of Series A-1 Preferred Stock shall have the following voting rights:

A.            Except as otherwise provided herein or as required by the Delaware General Corporation Law (the “DGCL”), the holders of the Series A-1 Preferred Stock shall be entitled to vote upon any matter submitted to the stockholders for a vote as a single class together with the holders of the Common Stock and any other series of Preferred Stock entitled to vote generally on matters submitted to the stockholders for a vote, including, without limitation, the right to vote for the election of directors.  Each share of Series A-1 Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible (subject to the limitations on conversion contained in Article XIV.A and Article XIV.B) using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated; provided, that notwithstanding any other provision of this Certificate of Designation other than the limits on conversion set forth in Article XIV below, for the purpose only of determining the number of votes each share of Series A-1 Preferred Stock shall be entitled to vote pursuant to this Article IX, the Conversion Price on the record date for the taking of any vote shall not in any case be less than $14.91 (as adjusted to reflect any stock dividends, distributions, combinations, reclassifications and other similar transactions effected by the Corporation in respect to its Common Stock).

B.            Notwithstanding any other provision of this Article XI or of Article XII below, in the event that it is determined by Nasdaq or any other securities exchange (after full process, including any appeal process available to the Corporation) that the voting provisions set forth in this Article XI violate or conflict with Rule 4351 of the National Association of Securities Dealers, Inc. (“NASD”), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, then the manner of voting and/or number of votes to which each share of Series A-1 Preferred Stock is entitled shall be modified and/or reduced to the extent required to comply with such rule, subject, however, to the provisions of Article XIV.A and Article XIV.B hereof.

C.            The Corporation shall provide each holder of Series A-1 Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders).  If the Corporation takes a record of its stockholders for the purpose of determining stockholders entitled to (i) receive payment of any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire (including by way of merger, consolidation or recapitalization) any share of any class or any other securities or property, or to receive any other right, or (ii) to vote in connection with any proposed sale, lease or conveyance of all or substantially all of the assets of the Corporation, or any proposed merger, consolidation, liquidation, dissolution or winding up of the Corporation, the Corporation shall mail a notice to each holder of Series A-1 Preferred Stock, at least 15 days prior to the record date specified therein (or 45 days prior to the consummation of the  transaction or event, whichever is earlier, but in no event earlier than public announcement of such proposed transaction), of the date on which any such record is to be taken for the purpose of such vote, dividend, distribution, right or other event, and a brief statement regarding the amount and character of such vote, dividend, distribution, right or other event to the extent known at such time.

D.            To the extent that the vote of the holders of the Series A-1 Preferred Stock, voting separately as a class or series, as applicable, is permitted or required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of the Series A-1 Preferred Stock represented at a duly held meeting at which a quorum is present or by written consent of the Majority Holders (except as otherwise may be required under the DGCL) shall constitute the approval of such action by the class or series.

E.             If in connection with any Liquidation Event, the holders of the Series A-1 Preferred Stock are entitled to vote to approve such Liquidation Event as a class, then the holders of such Series A-1 Preferred Stock shall agree to vote their shares in favor of the Liquidation Event, conditioned on the receipt by all holders of Series A-1 Preferred Stock of their respective Liquidation Preference, in full.

XII.  PROTECTION PROVISIONS

So long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the DGCL) of the Majority Holders:

(i)            alter or change the rights, preferences or privileges of the Series A-1 Preferred Stock, or increase the authorized number of shares of Series A-1 Preferred Stock;

(ii)           alter or change the rights, preferences or privileges of any capital stock of the Corporation so as to affect adversely the Series A-1 Preferred Stock;

(iii)          create or issue any Senior Securities or Pari Passu Securities;

(iv)          issue any shares of Series A-1 Preferred Stock other than pursuant to the Exchange Agreement or as a Dividend (as described in Article III);

(v)           redeem, repurchase or otherwise acquire, or declare or pay any cash dividend or distribution on, any Junior Securities. Notwithstanding the foregoing, the Corporation shall, without the prior approval of the Majority Holders, be entitled to repurchase Junior Securities from employees of the Corporation in connection with employee compensation plans approved by the

Corporation’s Board of Directors;

(vi)          increase the par value of the Common Stock;

(vii)         issue any debt securities, (b) incur any indebtedness or (c) enter into any other agreement or arrangement that would, in the case of this clause (c), entitle any third party to any preferences over the Series A Preferred Stock upon the occurrence of a Liquidation Event, a Change of Control Event or otherwise, or redeem, repurchase, prepay or otherwise acquire any outstanding debt securities or indebtedness of the Corporation, except as expressly required by the terms of such securities or indebtedness.  Notwithstanding the foregoing, the Corporation shall, without the prior approval of the Majority Holders, be entitled to incur indebtedness, in each case approved in good faith by the Board of Directors upon the exercise of its reasonable business judgment, in an amount not to exceed (x) $8,000,000 in the aggregate for general purposes or (y) $10,000,000 in the aggregate in connection with strategic acquisitions;

(viii)        issue any of the Corporation’s equity or equity-linked securities on floating conversion rate terms, or at a price or with a conversion or exercise price, as applicable, below (A) the Conversion Price (calculated as of the date of such issuance of such security), or (B) the Closing Sales Price for the Common Stock on the date of such issuance of such security;

(ix)           except for exclusive or non-exclusive licenses of intellectual property on an arm’s-length basis, sell or otherwise transfer any independently-significant asset or intellectual property to any other person(s) or entity(ies) (including, without limitation, any subsidiary(ies) of the Corporation);

(x)            enter into any agreement, commitment, understanding or other arrangement to take any of the foregoing actions; or

(xi)           cause or authorize any subsidiary of the Corporation to engage in any of the foregoing actions.

Notwithstanding the foregoing, no change pursuant to this Article XII shall be effective to the extent that, by its terms, it applies to less than all of the holders of shares of Series A-1 Preferred Stock then outstanding.

XIII.  PARTICIPATION RIGHT

Subject to the terms and conditions specified in this Article XIII, for thirty-six months following the Series A Issuance Date, the holders of Series A-1 Preferred Stock shall have a right to participate with respect to the issuance or possible issuance of (i) future equity or equity-linked securities, or (ii) debt which is convertible into equity or in which there is an equity component (“Additional Securities”) on the same terms and conditions as offered by the Corporation to the other purchasers of such Additional Securities.  Each time the Corporation proposes to offer any Additional Securities, the Corporation shall make an offering of such Additional Securities to each holder of Series A-1 Preferred Stock in accordance with the following provisions:

A.            The Corporation shall deliver a notice (the “Notice”) to the holders of Series A-1 Preferred Stock stating (i) its bona fide intention to offer such Additional Securities, (ii) the number of such Additional Securities to be offered, (iii) the price and terms, if any, upon which it proposes to offer such Additional Securities, and (iv) the anticipated closing date of the sale of such Additional Securities.

B.            By written notification received by the Corporation, within ten (10) days after giving of the Notice, any holder of Series A-1 Preferred Stock may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Additional Securities which equals the proportion that the number of shares of Common Stock that such holder of Series A-1 Preferred Stock would have the right to acquire (assuming the full conversion of such holder’s Series A-1 Preferred Stock, without giving effect to the limitations set forth in Article XIV.B) bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities then outstanding); provided, however, that if the terms set forth in the Notice contemplate consideration for such Additional Securities to be paid in a form other than cash, any holder of Series A-1 Preferred Stock may elect to purchase or obtain such Additional Securities at a price equal to the fair market value of the consideration set forth in the Notice, as reasonably determined by the Board of Directors.  The Corporation shall promptly, in writing, inform each holder of Series A-1 Preferred Stock that elects to purchase all of the Additional Shares available to it (“Fully-Exercising Holder”) of any other holder of Series A-1 Preferred Stock’s failure to do likewise.  During the five-day period commencing after such information is given, each Fully-Exercising Holder shall be entitled to obtain that portion of the Additional Securities for which the holders of Series A-1 Preferred Stock were entitled to subscribe but that were not subscribed for by the holders of Series A-1 Preferred Stock that is equal to the proportion that the number of shares of Common Stock that such Fully-Exercising Holder would have the right to acquire (assuming the full conversion of such holder’s Series A-1 Preferred Stock, without giving effect to the limitations set forth in Article XIV.B) bears to the total number of shares of Common Stock that all Fully-Exercising holders of Series A-1 Preferred Stock who wish to purchase some of the unsubscribed shares would have the right to acquire (assuming the full conversion each of such holder’s Series A-1 Preferred Stock, without giving effect to the limitations set forth in Article XIV.B);

C.            If all Additional Securities that the holders of Series A-1 Preferred Stock are entitled to obtain pursuant to Article XIII.B are not elected to be obtained as provided in Article XIII.B hereof, the Corporation may, during the 90-day period following the expiration of the period provided in Article XIII.B hereof, offer the remaining unsubscribed portion of such Additional Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Notice.  If the Corporation does not consummate the sale of such Additional Securities within such period, the right provided hereunder shall be deemed to be revived and such Additional Securities shall not be offered or sold unless first reoffered to the holders of Series A-1 Preferred Stock in accordance herewith;

D.            The participation right in this Article XIII shall not be applicable to (a) any Excluded Issuance, or (b) any issuance of securities as to which the holders of a majority of the then outstanding shares of Series A-1 Preferred Stock shall have executed a written waiver of the rights contained in this Article XIII.

E.             The participation right set forth in this Article XIII may not be assigned or transferred, except that such right is assignable by each holder of Series A-1 Preferred Stock to any wholly-owned subsidiary or parent of, or to any corporation or entity that is, within the meaning of the Securities Act, controlling, controlled by or under common control with, any such holder of Series A-1 Preferred Stock or to any transferee of the Series A-1 Preferred Stock.

XIV.  LIMITATIONS ON CERTAIN CONVERSIONS AND PAYMENT OF DIVIDENDS

The conversion of shares of Series A-1 Preferred Stock and the payment of Dividends in shares of Series A-1 Preferred Stock shall be subject to the following limitations (each of which limitations shall be applied independently):

A.            Cap Amount Applicable to Conversions and Payment of Dividends in Shares of Common Stock.  Notwithstanding any contrary or inconsistent provision hereof, the Corporation may not issue an aggregate number of shares of Common Stock upon conversion of shares of Series A-1 Preferred Stock pursuant to Article IV, including without limitation conversion of shares of Series A-1 Preferred Stock issued as payment of any Dividend pursuant to Article III (together with any shares of Common Stock issued pursuant to other securities issued pursuant to the Exchange Agreement or other agreements entered into in connection therewith) in excess of 2,863,135 shares (the “Cap Amount”) (without stockholder approval or otherwise).  The Cap Amount shall be allocated pro rata to the holders of Series A-1 Preferred Stock as provided in Article XV.C. In the event that, at any time from and after the Series A-1 Issuance Date, the Corporation is prohibited from issuing shares of Series A-1 Preferred Stock as payment of any Dividend as a result of the operation of this Paragraph A, the Corporation shall pay such Dividend in cash.  In the event that, at any time from and after the Series A-1 Issuance Date, the Corporation is prohibited from issuing shares of Common Stock upon conversion of Series A-1 Preferred Stock as a result of the operation of this Paragraph A, the Corporation shall immediately notify the holders of Series A-1 Preferred Stock of such occurrence and each holder of Series A-1 Preferred Stock shall thereafter have the option, exercisable in whole or in part at any time and from time to time, by delivery of a Redemption Notice to the Corporation, to require the Corporation to redeem for cash, at an amount per share equal to the greater of (i) the Face Amount plus all accrued but unpaid Dividends, or (ii)(x) the Face Amount divided by the Conversion Price (calculated as of the date of the Redemption Notice), multiplied by (y) the Closing Sales Price of the Common Stock on the date of the Redemption Notice, a number of the holder’s shares of Series A-1 Preferred Stock such that, after giving effect to such redemption, the then unissued portion of such holder’s Cap Amount is at least equal to one hundred percent (100%) of the total number of shares of Common Stock issuable upon conversion of such holder’s shares of Series A-1 Preferred Stock.  If the Corporation fails to redeem any of such shares within five business days after its receipt of such Redemption Notice, then such holder shall be entitled to the remedies provided in Article VII.C.

B.            Additional Restrictions on Conversion and Payment of Dividends in Shares of Series A-1 Preferred Stock.  In no event shall the Corporation issue Series A-1 Preferred Stock to any holder of Series A-1 Preferred Stock as payment of any Dividend, and in no event shall a holder of shares of Series A-1 Preferred Stock of the Corporation have the right to convert shares of Series A-1 Preferred Stock into shares of Common Stock to the extent that such payment of Dividend or right to effect such conversion would result in the holder and its affiliates together beneficially owning more than 4.99% of the outstanding shares of Common Stock.  For purposes of this Paragraph B, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and Regulation 13D-G thereunder.  The restriction contained in this Paragraph B may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change.  In the event the Corporation is prohibited from issuing Series A-1 Preferred Stock to any holder of Series A-1 Preferred Stock as payment of any Dividend, it shall pay such Dividend to such holder in cash.

XV.  MISCELLANEOUS

A.            Cancellation of Series A-1 Preferred Stock.  If any shares of Series A-1 Preferred Stock are converted pursuant to Article IV or redeemed or repurchased by the Corporation, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series A-1 Preferred Stock.

B.            Lost or Stolen Certificates.  Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.  However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series A-1 Preferred Stock.

C.            Allocation of Cap Amount and Reserved Amount. The initial Cap Amount and Reserved Amount shall be allocated pro rata among the holders of Series A-1 Preferred Stock (and, in the case of the Cap Amount, the holders of such other securities issued pursuant to the Exchange Agreement or other agreements entered into in connection therewith) based on the number of shares of Series A-1 Preferred Stock (and, in the case of the Cap Amount, such other securities) issued to each such holder.  Each increase to the Reserved Amount shall be allocated pro rata among the holders of Series A-1 Preferred Stock based on the number of shares of Series A-1 Preferred Stock  held by each holder at the time of the increase in the Cap Amount or Reserved Amount.  In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series A-1 Preferred Stock, each transferee shall be allocated a pro rata portion of such transferor’s Cap Amount and Reserved Amount.  Any portion of the Cap Amount or Reserved Amount which remains allocated to any person or entity which does not hold any Series A-1 Preferred Stock (or, in the case of the Cap Amount, such other securities) shall be allocated to the remaining holders of shares of Series A-1 Preferred Stock (and, in the case of the Cap Amount, the holders of such other securities issued pursuant to the Exchange Agreement or other agreements entered into in connection therewith), pro rata based on the number of shares of Series A-1 Preferred Stock (and, in the case of the Cap Amount, such other securities) then held by such holders.

D.            Quarterly Statements of Available Shares.  For each calendar quarter beginning in the quarter in which the initial registration statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement is declared effective and thereafter for so long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall deliver (or cause its transfer agent to deliver) to each holder of Series A-1 Preferred Stock a written report notifying the holders of any occurrence that prohibits the Corporation from issuing Common Stock upon any conversion.  The report shall also specify (i) the total number of shares of Series A-1 Preferred Stock outstanding as of the end of such quarter, (ii) the total number of shares of Common Stock issued upon all conversions of Series A-1 Preferred Stock prior to the end of such quarter, (iii) the total number of shares of Common Stock that are reserved for issuance upon conversion of the Series A-1 Preferred Stock as of the end of such quarter and (iv) the total number of shares of Common Stock which may thereafter be issued by the Corporation upon conversion of the Series A-1 Preferred Stock before the Corporation would exceed the Cap Amount and the Reserved Amount.  The Corporation (or its transfer agent) shall use its best efforts to deliver the report for each quarter to each holder prior to the tenth day of the calendar month following the quarter to which such report relates.  In addition, the Corporation (or its transfer agent) shall provide, as promptly as practicable following delivery to the Corporation of a written request by any holder, any of the information enumerated in clauses (i) - (iv) of this Paragraph D as of the date of such request.

E.             Payment of Cash; Defaults.  Whenever the Corporation is required to make any cash payment to a holder under this Certificate of Designation (as payment of any Dividend, upon redemption or otherwise), such cash payment shall be made to the holder within five business days after delivery by such holder of a notice specifying that the holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made and any supporting documentation reasonably requested by the Corporation to substantiate the holder’s claim to such cash payment or the amount thereof.  If such payment is not delivered within such five business day period, such holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of eighteen percent (18%) and the highest interest rate permitted by applicable law until such amount is paid in full to the holder.

F.             Status as Stockholder.  Upon submission of a Notice of Conversion by a holder of Series A-1 Preferred Stock, (i) the shares covered thereby (other than the shares, if any, which cannot be issued because their issuance would exceed such holder’s allocated portion of the Reserved Amount or Cap Amount) shall be deemed converted into shares of Common Stock and (ii) the holder’s rights as a holder of such converted shares of Series A-1 Preferred Stock shall cease and terminate, excepting only the right to receive certificates for such shares of Common Stock and to any remedies provided herein or otherwise available at law or in equity to such holder because of a failure by the Corporation to comply with the terms of this Certificate of Designation.  Notwithstanding the foregoing, if a holder has not received certificates for all shares of Common Stock prior to the sixth business day after the expiration of the Delivery Period with respect to a conversion of Series A-1 Preferred Stock for any reason, then (unless the holder otherwise elects to retain its status as a holder of Common Stock by so notifying the Corporation within five business days after the expiration of such six business day period after expiration of the Delivery Period) the holder shall regain the rights of a holder of Series A-1 Preferred Stock with respect to such unconverted shares of Series A-1 Preferred Stock and the Corporation shall, as soon as practicable, return such unconverted shares to the holder.  In all cases, the holder shall retain all of its rights and remedies for the Corporation’s failure to convert Series A-1 Preferred Stock.

G.            Remedies Cumulative.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Corporation to comply with the terms of this Certificate of Designation. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of Series A-1 Preferred Stock and that the remedy at law for any such breach may be inadequate.  The Corporation therefore agrees, in the event of any such breach or threatened breach, that the holders of Series A-1 Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

H.            Waiver.  Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series A-1 Preferred Stock granted hereunder may be waived as to all shares of Series A-1 Preferred Stock (and the holders thereof) upon the written consent of the Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series A-1 Preferred Stock shall be required.

I.              Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party.  The addresses for such communications are (i) if to the Corporation to The SCO Group, Inc., 355 South 520 West, Suite 100, Lindon, Utah 84042, Telephone:  (801) 765-4999, Facsimile: (801) 765-1313, Attention: Robert K. Bench, and (ii) if to any holder to the address set forth under such holder’s name on the execution page to the Securities Purchase Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation this 4th day of February, 2004.

THE SCO GROUP, INC.

By	/s/ Robert K. Bench
Name: Robert K. Bench
Title: Chief Financial Officer

NOTICE OF CONVERSION

(To be Executed by the Registered Holder

in order to Convert the Series A-1 Preferred Stock)

The undersigned hereby irrevocably elects to convert                            shares of Series A-1 Preferred Stock (the “Conversion”), represented by Stock Certificate No(s).                            (the “Preferred Stock Certificates”), into shares of common stock (“Common Stock”) of The SCO Group, Inc. (the “Corporation”) according to the conditions of the Certificate of Designation, Preferences and Rights of Series A-1 Convertible Preferred Stock (the “Certificate of Designation”), as of the date written below.  If securities are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the holder for any conversion, except for transfer taxes, if any.  Each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).

Except as may be provided below, the Corporation shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee (which is                           ) with DTC through its Deposit Withdrawal Agent Commission System (“DTC Transfer”).

In the event of partial exercise, please reissue a new stock certificate for the number of shares of Series A-1 Preferred Stock which shall not have been converted.

The undersigned acknowledges and agrees that all offers and sales by the undersigned of the securities issuable to the undersigned upon conversion of the Series A-1 Preferred Stock have been or will be made only pursuant to an effective registration of the transfer of the Common Stock under the Securities Act of 1933, as amended (the “Act”), or pursuant to an exemption from registration under the Act.

☐                                    In lieu of receiving the shares of Common Stock issuable pursuant to this Notice of Conversion by way of DTC Transfer, the undersigned hereby requests that the Corporation issue and deliver to the undersigned physical certificates representing such shares of Common Stock.

Date of Conversion:

Applicable Conversion Price:

Signature:

Name:

Address: